# FARM-IN AGREEMENT

This Farm-In Agreement ("**Agreement**") is made and entered into as of November 13, 2012 ("**Effective Date**") by and between LANI, LLC ("**Lani**"), a California corporation, with principal offices located at 56 Main Street, Suite 202, Ventura, California 93001 and AVERE ENERGY CORP. ("Avere"), a Delaware corporation, with principal offices located at 4005 Hancock Place, Plano, Texas 75023. Avere is a wholly-owned subsidiary of East West Petroleum Corp. ("**EWP**"), a corporation organized in British Columbia, Canada. Lani and Avere are sometimes referred to herein collectively as the "**Parties**" and individually as a "**Party**".

## RECITALS

WHEREAS, Lani and EWP entered into that certain LETTER OF INTENT ("**LOI**"), dated August 29, 2012, as amended, setting forth their agreement in principal to participate in the evaluation, exploration and development of certain oil and gas leases in the San Joaquin Basin, California, a true and correct copy of which is attached hereto as **Exhibit A**; and

WHEREAS, the LOI provides that the Parties will execute a further agreement (specifically a Joint Operating Agreement) in connection with the operation of certain oil and gas leases identified in the LOI as "**Tejon Ranch Extension**," "**Tejon Main Area**" and "**White Wolf**."

WHEREAS the LOI provides for the execution of an Area of Mutual Interest Agreement ("**AMI**") which governs the future joint activities, including additional leases which may be acquired after the effective date of the LOI in the southern sector of the San Joaquin Basin. The AMI shall be set forth in a separate agreement.

NOW THEREFORE, in consideration of the premise and covenants set out hereinafter, the Parties agree as follows:

## ARTICLE I
## PROPERTY AND WORKING INTERESTS

1.1 Property. The lands covered by this Agreement consist of three (3) separate areas known as Tejon Ranch Extension, Tejon Main Area and White Wolf, as described in the LOI, and are collectively referred to as the "**Properties**". Each of the aforementioned areas contains multiple leases.

1.2 Working Interests and Assignment.

(a) Tejon Ranch Extension. Lani warrants and represents that it owns one hundred percent (100%) of the working interest in connection with the Tejon Ranch Extension leases free and clear of any and all encumbrances. Lani hereby assigns to

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Avere a twenty-five percent (25%) working interest for all acreage in the Tejon Ranch Extension leases in which Lani has an interest, which shall be deemed effective as of the date of the LOI. Lani shall execute an assignment of such working interest substantially in the form of the Assignment of Oil and Gas Working Interest attached hereto as **Exhibit B**, which shall be recorded in the public records of Kern County, California. The understanding of the Parties is that Avere will own 25% of the working interest and Lani will own 75% of the working interest in the Tejon Ranch Extension leases. The Parties understand and agree that "working interest" as used throughout this Agreement has the following attributes: (i) working interests means an equity interest in proportion to the amount of the working interest owned, (ii) the working interest is burdened with the cost of development and operation of the property in proportion to the amount of the working interest owned, and (iii) working interest includes all other rights and obligations as recognized under California law and/or as commonly understood in the oil and gas industry. Lani will be the operator for the Tejon Ranch Extension as noted in the concurrently-executed Joint Operating Agreement for the Tejon Ranch Extension.

(b) Tejon Main Area. Lani warrants and represents that it owns forty-two and one-half percent (42.5%) of the working interest in connection with the Tejon Main Area leases free and clear of any and all encumbrances. Lani hereby assigns to Avere a twenty-one and one-quarter percent (21.25%) working interest (half of the working interest owned by Lani) for all acreage in the Tejon Main Area leases in which Lani has an interest, which shall be deemed effective as of the date of the LOI. Lani shall execute an assignment of such working interest substantially in the form of the Assignment of Oil and Gas Working Interest attached hereto as **Exhibit C**, which shall be recorded in the public records of Kern County, California. The understanding of the parties is that Avere will own 21.25% of the working interest, Lani will own 21.25% of the working interest, and an entity named Solimar ("**Solimar**") owns the remaining 57.50% working interest in the Tejon Main Area leases. Solimar and Lani share operatorship of the Tejon Main Area, as noted in the Amendment to the Joint Operating Agreement for Tejon Main Area.

(c) White Wolf. Lani warrants and represents that it owns one hundred percent (100%) of the working interest in connection with the White Wolf leases as described in the LOI free and clear of any and all encumbrances. Lani hereby assigns a fifty percent (50%) working interest in the White Wolf leases to Avere. Lani shall execute an assignment of such working interest substantially in the form of the Assignment of Oil and Gas Working Interest attached hereto as **Exhibit D**, which shall be recorded in the public records of Kern County, California. The understanding of the parties is that Avere will own 50% of the working interest and Lani will own 50% of the working interest in the White Wolf leases. Lani will be the operator for the White Wolf leases as noted in the concurrently-executed Joint Operating Agreement for the White Wolf leases; however, if Avere establishes a working presence in California and demonstrates a level of competence and the capability (through staff, equipment and expertise), then Lani will relinquish Operatorship to Avere upon Avere's written request.

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1.3 Contribution.

(a) In order to facilitate payment of the costs associated with the drilling of the first exploration well in Tejon Extension and the first exploration well on Tejon Main, concurrent with the signing of this Agreement, Avere shall transfer the sum of Two Million Two Hundred Thousand Dollars ($2,200,000.00) into a bank account set up by Lani for the purposes stated in this Agreement. When Lani is ready to begin drilling, it shall present to Avere an AFE (defined in Section 4.5 herein below), which AFE shall be immediately paid to Lani from the account. Other monies from this account shall be released for leasing costs and overhead, as specified in this Agreement and the JOA between the Parties. In addition to the $2,200,000.00, Avere shall fund $300,000.00 for overhead, which shall be released to Lani on an as-needed basis. This additional funding (the $300,000.00 for overhead) shall be returned to Avere by Lani from its production revenues or from investments from third parties, whichever comes first.

Money shall not be released from this account without the signatures of two Lani Members. Bank account statements, receipts and invoices concerning the AFE and work performed under this Agreement shall be released and delivered to Avere within three (3) business days of any request by Avere.

If any of the monies in this account are not used within twenty-four (24) months from the date of this Agreement, then Lani will return to Avere any monies not spent.

(b) Tejon Ranch Extension. Avere shall pay 100% of the working interest costs associated with drilling and completing one (1) exploration well on the Tejon Ranch Extension leases, up to a maximum of one million three hundred thousand dollars ($1,300,000.00) to a depth to be agreed. Lani acknowledges that on or about August 30, 2012, Lani received from Avere the amount of three hundred thousand dollars ($300,000.00) as an advance on the foregoing commitment. The remaining amount shall be paid by Avere to Lani through the account described in 1.3(a), above. Avere shall have all rights for an accounting set forth in the Joint Operating Agreement and COPAS Accounting Procedures to be entered into by the Parties as set forth in Section 5.1 below. After fulfillment by Avere of the payment obligation set forth in the first sentence of this Section 1.3(a), the Parties will pay additional costs in connection with exploitation of the Tejon Ranch Extension leases in proportion to their working interests as set forth in Section 1.2(a) above. However, if the well produces in paying quantities, Avere shall be entitled to recover 100% of its total costs for this well (up to $1,300,00.00) by dividing the revenues equally with Lani (50%-50%). After Avere recoveries its cost up to $1,300,000.00, all other revenues from the well shall be distributed in accordance with the terms of the JOA between the Parties.

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(c) Tejon Main Area.

(i) The Parties are currently in discussion with Solimar as to whether they will drill a deep well or a shallow well in the Tejon Main Area acreage and as to which entities will be the operator for such wells. The current understanding of the Parties is that Lani is proposed to be the operator for shallow wells and Solimar is proposed to be the operator for deep wells.

(ii) Avere shall pay 42.5% of the working interest costs in connection with drilling and completing one (1) exploration well on the Tejon Main Area leases, up to a maximum of five hundred fifty-two thousand five hundred dollars ($552,500.00). The foregoing obligation is referred to herein as the "Tejon Main **Carried Interest**". After payment by Avere of $552,500 as set forth in the foregoing sentence (i.e., after payment of the Tejon Main Carried Interest), Avere and Lani will pay additional costs in connection with exploitation of the Tejon Main Area leases in proportion to their working interests as set forth in Section 1.2(b) above.

(iii) At all times, the remaining 57.5% of the working interest costs shall be paid by Solimar or its assignee. Payments by Avere shall be made through the account and AFE process described in Section 1.3(a), above. Avere shall have all rights for an accounting set forth in the Joint Operating Agreement dated July 29, 2011, a true and correct copy of which is attached hereto as **Exhibit E** or (ii) a Joint Operating Agreement and COPAS Accounting Procedures to be entered into by the Parties as set forth in Section 5.1 below.

(iv) The understanding of the Parties is that Avere's obligation to pay the Tejon Main Carried Interest is conditioned on Solimar being current in its obligation to pay 57.5 % of the working interest costs.

(v) The following illustrates how payments will be made on the Tejon Main acreage:

- For aggregate costs that are between zero and $1,300,000.00: Lani will pay nothing; Avere shall pay 42.5% of the costs, up to a maximum of $552,500.00; and Solimar shall pay 57.5 % of the costs, up to a maximum of $747,500.00.

- For those portions of the aggregate costs that exceed 1,300,000.00: Lani will pay 21.25% of the costs; Avere will pay 21.25 % of the costs; and Solimar will pay 57.50% of the costs.

In any event, if the well produces in paying quantities, Avere shall be entitled to recover 100% of its total costs (up to $552,500.00) by dividing well revenues with Lani as follows: 10.625% of the total revenues to Lani and 31.875% of the total revenues to Avere. The intent is that Avere shall be paid one half (50%) of

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Lani's revenues until Avere gets cost recovery up to $552,500.00. All other revenue from the well shall be distributed as illustrated in this paragraph. This arrangement between Lani and Avere does not, and is not intended, to affect Solimar's recovery as noted above.

(d) White Wolf.

(i) The understanding of the Parties is that a total of 606.56 gross (264.28 net) acres included in the LOI in the Tejon Main area are not leased by Lani and it is agreed that Lani will lease 480 net acres, which will be added to the leasehold acreage at Lani's sole expense for both parties in the White Wolf area.

(ii) After Lani has fulfilled its commitment to obtain and pay for additional acreage in White Wolf pursuant to subsection 1.3(c)(i) above, Avere shall provide Lani with an additional amount of six hundred forty-eight thousand dollars ($647,500.00) to be used for lease delay rental payments and for leasing new acreage in White Wolf before July 1, 2013, which monies shall be provided to Lani through the account described in Section 1.3(a), above.

(iii) After Lani and Avere fulfill their respective payment obligations as set forth in subsections 1.3(c)(i) and 1.3(c)(ii) above, the Parties will pay additional costs in connection with acquiring additional leases and with exploitation of the White Wolf leases in proportion to their working interests as set forth in Section 1.2(c) above

(e) Phase I Commitment. It is the understanding of the Parties that the amounts stated in Sections 1.3 (a), (b), and (c) above represent EWP's commitment to contribute $2.5 million for the "Phase I Work Program" set forth in the LOI.

(f) Newco Investment. The Parties contemplate that Lani will assign its interests in the Properties to a new entity, and that Avere or EWP shall purchase approximately a nine percent (9.0%) equity interest in such new entity for five hundred thousand dollars ($500,000.00), as set forth in the LOI. The Parties understanding is that the purchase amounts paid by Avere will be used for leasing new acreage in White Wolf; provided, however, that no portion of such funding shall be used for obtaining acreage in White Wolf until Lani has fulfilled its commitment to obtain acreage in White Wolf at its sole expense as set forth in Section 1.3(c)(i) above.

1.4 Failure to Pay Costs. The following shall apply if a Party fails to provide its share of costs for drilling or operations:

(a) Definitions. "**Non-Compliant Party**" means a Party that has failed to provide its share of costs for drilling and/or operations. "**Deficiency Amount**" means the aggregate amount of costs that a Non-Compliant Party has failed to pay.

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"**Participating Party**" means a Party that is current in its payment obligations in connection with costs for drilling and operations, and which has provided a Payment Notice (as defined below) to the Non-Compliant Party.

(b) If a Party fails to provide its share of costs for drilling and/or operations, the other Party will have the option in its sole discretion to pay the costs that such Non-Compliant Party has failed to pay. The option shall be exercised by providing written notice ("**Payment Notice**") to the Non-Complaint Party (i) informing the Non-Complaint Party that it has failed to pay its share of costs, (ii) stating the Deficiency Amount, and (iii) informing the Non-Compliant Party that the Party providing the notice will pay the Deficiency Amount. Upon receipt of the Payment Notice, the Non-Compliant Party must tender to the operator of wells under this Agreement the Deficiency Amount in full within five (5) days of receiving the Payment Notice. If the Non-Compliant Party fails to tender the Deficiency Amount in full, the Non-Complaint party shall forfeit its right to receive revenue in connection with its working interest in leases and wells on the Properties. The revenue that a Non-Complaint Party would have received but-for the failure to pay for its share of costs shall be segregated into a separate account for the benefit of the Participating Party. The separate account described in the foregoing sentence is referred to as the "**Reimbursement Account**." The Participating Party shall be the sole owner of, and entitled to receive upon demand, all funds placed into the Reimbursement Account. Furthermore, the Non-Compliant Party shall be deemed to have relinquished to the Participating Party, and the Participating Party shall own and be entitled to receive, all of the Non-Compliant Party's interest in all wells drilled or operated pursuant to this Agreement, and the share of production from such wells, including production from subsequent wells on the Properties. This provision shall cease to be in effect when the aggregate amount placed into the Reimbursement Account, and actually received by Participating Party, equals five hundred percent (500%) of the Deficiency Amount. When this Section ceases to be in effect pursuant to the foregoing sentence, the revenues of the Non-Compliant Party will no longer be segregated into a separate account and the Non-Compliant Party shall resume ownership of its working interests; provided, however, that each and every subsequent occurrence of failure to pay costs by a Party shall revive this Section 1.4. If Lani becomes a Non-Compliant Party, Avere shall have the option to appoint itself or any third party as operator of the Properties.

## ARTICLE II
## REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. In order to induce Avere to enter into the transactions described in the Agreement, Lani hereby represents, warrants and covenants to Avere as follows:

(a) No Defaults. To the best of Lani's knowledge, and after reasonable and diligent inquiry, all leases that comprise the Properties are in effect and without defaults of any kind.

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(b) Lease Information. The information contained in attachment 1 of the LOI, which sets forth tables of lease information in seven (7) pages, and which is attached to this Agreement as **Exhibit A**, is a true, correct and complete listing of all leases the comprise the Properties, and identifies all royalties and overriding royalties that burden the Properties.

(c) Title. To the best of Lani's knowledge, and after reasonable and diligent inquiry, Lani represents that it has, and will maintain, good and defensible title to the Properties. To the best of Lani's knowledge, and after reasonable and diligent inquiry, Lani represents that the Properties are free of any and all encumbrances, royalties and overriding royalties, except for the lessor royalties set forth in the attachments to the LOI. Lani shall not create or suffer to be created or permit to exist any lien, security interest or charge prior upon the Properties or any part thereof or upon the hydrocarbon substances, rents, issues, revenues, profits and other income therefrom, without the prior written consent of Avere.

(d) Defend Title. Should an adverse claim be made against or a cloud develop upon the title to any part of the Properties, Lani agrees it shall defend against such adverse claim or take appropriate action to remove such cloud at the expense of the Parties, and Lani agrees that Avere may take such other action as Avere deems advisable to protect and preserve Avere's interests in the Properties.

(e) Authority. The execution, delivery and performance by Lani of this Agreement and the consummation of the transactions contemplated hereby and thereby, including but not limited to Lani's obligations to assign working interests to Avere as set forth in Section 1.2 above: (i) are within Lani's powers, (ii) have been duly authorized by all necessary governing action, and (iii) do not violate (A) Lani's governance documents, or (B) any law, regulation, decree, order or other official acts of any federal, state, or local governmental body having jurisdiction over Lani, or (C) any indenture, agreement or other instrument binding on Lani.

(f) Operations. The Properties are, and will be, maintained, operated and developed in compliance with the requirements of the Agreement.

(g) Sales; Abandonment. Lani shall not sell, lease, assign, transfer or otherwise dispose of or abandon any of the Properties except in compliance with the requirements of the Agreement and the Joint Operating Agreements governing the Properties.

(h) Solimar. Solimar does not hold preemptive rights, rights of first refusal, or any legal right whatsoever, that would prevent or otherwise impede Avere from receiving the entirety of the working interests as set forth in Section 1.2 above.

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## ARTICLE III
## CERTAIN CONDITIONS

3.1 Conditions Precedent to Obligations of Avere. The obligations of Avere to provide the contributions set forth in Section 1.3 above of this Agreement are subject to all the following conditions, any one or more of which may be waived, in whole or in part, by Avere:

(a) Compliance. Lani shall have complied in all material respects with each of its covenants and agreements contained herein.

(b) Due Diligence. Avere shall have been provided access to Lani's information, records and documents related to the Properties, including, but not limited to title documents and corporate files, sufficient to allow Avere to confirm in Avere's sole discretion the working and net revenue interest in the Properties and Lani's ownership therein. Avere shall complete its review not later than September 30, 2012 ("**Review Date**").

(c) Representations and Warranties. Each of Lani's representations and warranties contained in this Agreement shall be true and correct on and as of the Review Date as if made on and as of such date. The Parties understand that the foregoing sentence does not restrict or derogate from the provisions regarding survivability of representations, warranties or covenants as set forth in Section 10.13 below or elsewhere in this Agreement.

(d) AFE. The Parties shall have mutually agreed to estimated well costs and shall have consented in writing to an Authority for Expenditure for each well, as set forth in Section 4.5 below.

(e) Estoppel Certificate. Lani shall have provided an estoppel certificate in a form acceptable to Avere in its sole discretion signed by the lessor of the first lease listed on the exhibit to the LOI, identified as TEJ-01, Tejon Ranchcorp, Mr. Hugh McMahon, 4436 Lebec Rd, Lebec, CA 93243, 2640.000 gross acres, described as the Northeast Quarter and the West Half of the Southeast Quarter of Section 14; the Southeast Quarter of Section 21; the South Half of Section 22; the Northwest Quarter, the Northeast Quarter and the Southwest Quarter of Section 23; the North Half of Section 27; the North Half of Section 28; and the North Half of Section 29; Township 11 North, Range 19 West, San Bernardino Meridian, in the unincorporated area of the County of Kern, State of California. The estoppel certificate shall state: (i) that the leases are in full force and effect, (ii) that no rents, royalty or other payments are in arrears, (iii) that no defaults have occurred or are occurring on the leases, and (iv) the amount of royalty due to the lessor.

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## ARTICLE IV
## DRILLING ACTIVITIES

4.1 Well Commencement. On or before November 1, 2012, Lani shall have taken all actions reasonable, necessary and appropriate to obtain drilling permits and all other permits required by agencies having jurisdiction for one drilling location on the Tejon Ranch Extension. Within 90 days after drilling begins on the Tejon Ranch Extension, Lani shall diligently pursue a second drilling location for the Tejon Main Area. Lani will commence drilling as soon as a rig is available after the execution of this Agreement. It is agreed by the Parties that the drilling rig will proceed from Tejon Ranch extension and then to Tejon Main Area, in that order. It is also understood and agreed that Lani will conduct continuous drilling provisions as necessary pursuant to the requirements of all applicable leases.

4.2 Prior to Drilling. Prior to the date that any well is commenced under this Agreement, Lani shall furnish to Avere the following: (i) a copy of the related drilling permit, (ii) a location plat for the drill site, (iii) copies of title opinions and curative documentation if needed and (iv) copies of any state regulatory proceedings if applicable. Lani shall also inform Avere: (i) when the location for said well is staked, (ii) when the material for the drilling thereof is moved to the location, (iii) the expected time of spud, with at least forty-eight (48) hours in advance of such spud, and (iv) when the well is actually spud. After actual drilling has been commenced, Lani shall furnish Avere with drilling and geological information as more fully set forth in Section 4.11 below.

4.3 Tejon Ranch Extension Well. As described in Section 4.1, above, Lani agrees to diligently pursue and to take all actions reasonable and necessary to obtain permits to spud an exploratory well in search of oil and/or gas on or before December 1, 2012 at an appropriate location of Lani's choice on the Tejon Ranch Extension acreage. If said exploratory well proves to be capable of producing oil or gas in commercial quantities, it shall be equipped for production by Lani in a diligent and workmanlike manner.

4.4 Tejon Main AreaWell. The Parties are currently in discussion with Solimar as to whether a deep well or a shallow well will be drilled in the Tejon Main Area acreage and as to which entities will be the operator for such wells. The current understanding of the Parties is that Lani is proposed to be the operator for shallow wells and Solimar is proposed to be the operator for deep wells. If an exploratory well drilled by Lani proves to be capable of producing oil or gas in commercial quantities, it shall be equipped for production by Lani in a diligent and workmanlike manner.

4.5 Well Costs. The costs for drilling the two initial exploration wells contemplated by this Agreement shall be subject to mutually agreed upon estimated costs, which shall be set forth in one or more documents entitled Authority For Expenditure ("**AFE**"). The costs shall be borne as set forth in Section 1.3 of this

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Agreement. The Parties agree that the AFEs will be prepared after the execution of this Agreement.

4.6 [Reserved]

4.7 Non-Producing Wells. If any well proves to be incapable of producing oil or gas in commercial quantities, Lani shall plug and abandon said well, in accordance with the rules and regulations of the California Department of Oil, Gas and Geothermal Resources ("DOGGR"). Lani shall be responsible for restoring the premises to its original condition as nearly as practicable and settle and dispose of all claims for damage to the surface of the lease acreage, as required by DOGGR.

4.8 [Reserved]

4.9 Indemnity. Lani shall indemnify and hold harmless Avere from any claims for damage or negligence that may arise as a result of Lani's conduct of operations upon the Properties; however, Avere agrees to accept any insurance claim proceeds as settlement in full for any claims against Lani, and waives any independent claim against Lani for simple negligence.

4.10 Insurance. Lani agrees to carry, or require any contractor to carry, insurance as more fully set forth on **Exhibit F**. Avere is encouraged but not required to carry its own insurance to protect its interests in connection with the Properties.

4.11 Drilling and Geological Requirements. Lani shall furnish Avere all information, and shall follow the procedures, as described in **Exhibit G** for wells it drills on the Properties. All wells drilled on the Properties shall be at regular and legal locations, and shall conform to applicable spacing guidelines, unless otherwise agreed to by Avere and Lani.

## ARTICLE V
## JOINT OPERATING AGREEMENT

5.1 Operating Agreement. Except as otherwise provided, all operations conducted under this Agreement shall be governed by the AAPL Form 610-1989 Joint Operating Agreement ("**JOA**") and COPAS Accounting Procedure Joint Operations ("**COPAS**"). Lani shall be designated Operator under the JOA, and shall manage and oversee lease acquisitions and all drilling programs, on behalf of the Parties; provided, however, that Lani may be replaced as operator as provided in this Agreement and the JOA. The understanding of the Parties is that they will begin negotiating the JOA after execution of this Agreement, and will endeavor to enter into the JOA not later than November 15, 2012.

5.2. Conflict. In the event any provisions of the JOA conflict with or are inconsistent with provisions of this Agreement, the terms of this Agreement shall control.

In the event any provisions of COPAS conflict with or are inconsistent with provisions of this Agreement, the terms of this Agreement shall control

## ARTICLE VI
## HAZARDOUS SUBSTANCES PROVISIONS

6.1 Definitions. The following definitions shall apply:

(a) "**Environmental Laws**" means all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, ~~pollutants or contaminants~~.

(b) "**Hazardous Substance(s)**" means any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or words of similar import, in any of the Environmental Laws, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, otherwise regulated materials and chemicals which may cause cancer or reproductive toxicity.

(c) "**Hazardous Substance Activity**" means any actual, proposed or threatened Release, storage, holding, existence, use, generation, processing, production, manufacture, treatment, abatement, removal, repair, cleanup or detoxification, disposition, handling or transportation of any Hazardous Substance from, under, into or on the Properties or the surrounding property, which activity is not in compliance with applicable Environmental Laws or permits, or any other activity or occurrence that causes or would cause such event to exist.

(d) "**Indemnitee(s)**" means Avere and its successors, assigns, participants, transferees (including, without limitation, transferees through purchase at a foreclosure sale or by a deed in lieu of foreclosure) and its and their respective parent, subsidiary and affiliated corporations, and the respective directors, officers, members, shareholders, employees, partners, affiliates, trustees, heirs, devisees, agents, attorneys and representatives of each of the foregoing.

(e) "**Person**" means any natural person, any organization or legal entity of any kind, and any government or governmental agency or authority of any kind, including without limitation, the U.S. Environmental Protection Agency and the California Department of Toxic Substances Control.

(f) "**Release**" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into

the environment, including continuing migration, of Hazardous Substances into, onto or through soil, surface water or groundwater, which Release is not in compliance with applicable Environmental Laws or permits.

(g) "**Remediation Work**" means the clean up and removal of all Hazardous Substances released in, on under or at the Properties and the restoration of the Properties to their original physical condition in compliance with all applicable Environmental Laws and other applicable laws, ordinances, rules and regulations, and as approved by all Persons having jurisdiction over the Properties.

6.2 Representations. Lani (i) is in compliance with Environmental Laws, (ii) has received and is in compliance with all Permits required of it under applicable Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or Release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in each case, where such non-compliance with Environmental Laws, failure to receive required Permits, or liability has not had or would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect, whether or not arising from transactions in the ordinary course of business. Lani has not been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

6.3 Covenants.

(a) Compliance. Lani shall not engage in or otherwise permit the occurrence of any Hazardous Substance Activity in, on, under or at the Properties. Lani shall comply, and shall cause all Persons using or occupying the Properties (including without limitation, the soil and groundwater on or under the Properties) or any part thereof to comply, with all Environmental Laws applicable to the Properties, or the use, occupancy, operations or activities in or on the Properties or any part thereof. Lani shall not allow to exist on, under or about the Properties, any underground storage tanks or other underground containers, vessels or deposits containing Hazardous Materials.

(b) Permits. Lani shall obtain all permits, licenses and approvals required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Properties ("**Permits**"). Lani shall comply fully with all such permits, licenses and approvals, and keep all such permits, licenses and approvals in full force and effect.

6.4 Indemnity. To the extent permitted by law and the terms of the Joint Operating Agreements governing the Properties, Lani shall indemnify and defend Indemnitees against and hold Indemnitees harmless from all claims, demands, judgments, fines, encumbrances, liens, liabilities, losses, damages (including all consequential damages, all stigma damages and all damages for personal injury, including death or disease, or damage or destruction to property of others or damage or destruction to natural resources occurring on or off the Properties, whether foreseeable or

unforeseeable), costs and expenses in any way arising from, relating to or connected with: (a) any Hazardous Substances in, on, under or at the Properties; (b) any violation of Environmental Laws at the Properties except for violations which occur after Lani no longer has any right, title or interest in any portion of the Properties; (c) any breach of any representation or warranty made by Lani in this Agreement; (d) any failure to perform any obligation of Lani in accordance with this Agreement; (e) any investigation, inquiry, order (whether voluntary or involuntary), hearing, action or other proceeding by or before any governmental or quasi-governmental agency in connection with any actual or alleged Hazardous Substance Activity; (f) any loss of value of the Properties directly or indirectly arising as a result of the presence of any Hazardous Substances in, on, under or at the Properties or any Hazardous Substance Activity; and (g) any action or other proceeding to enforce this indemnity. The foregoing indemnification shall include all costs and expenses of investigation, monitoring, Remediation Work, containment, abatement, removal, repair, cleanup, restoration and remedial work, penalties and fines, attorneys' fees and disbursements, consultants' fees, contractors' fees, experts' fees, laboratory fees, and other response costs. If Lani fails to perform any obligation of Lani in accordance with this Agreement, subject to Section 9.1, Avere shall have the right, but not the obligation, to perform such obligation on behalf of Lani. Lani shall, on demand, pay to Avere all sums expended by Avere in the performance of any such obligations of Lani, together with interest thereon from the date of expenditure until paid.

## ARTICLE VII
## INFORMATION

7.1 Access to Records and Information. Avere shall have access to any all land records, title information, and financial records in connection with the Properties, wells drilled and operations conducted pursuant to this Agreement and the Joint Operating Agreements for the Properties. Lani agrees to assist Avere in accessing said records and all data relating to such Properties, wells and operations, including but not limited to oil and gas leases, farmouts, drilling contracts, gas contracts, land records and maps, title opinions, geological and geophysical data, well production data, and historical information relating to such data, and all financial records in connection with drilling, operations, royalty payments, and treatment, marketing and sales of hydrocarbon substances.

## ARTICLE VIII
## ADMINISTRATION OF LEASES; TRANSFER OF INTEREST

8.1. Protection of Leases. Lani agrees to preserve and protect all leases that comprise the Properties, in full compliance with the express and implied terms, conditions and covenants thereof, and give to Avere the full right, if Avere so desires, to enforce all of the terms and conditions of said leases, both express and implied, either alone or in conjunction with the mineral owners. Lani agrees to protect and preserve said leases from any and all liens, judgments and any other claims whatsoever. Should Lani

fail to comply with any of the terms and provisions of this paragraph, it will be subject to the default provisions contained herein.

8.2. Surrender, Expiration or Abandonment. In the event Lani, or its successors or assigns, desires to surrender, let expire or abandon all or any portion of the Properties, Lani agrees to give Avere at least sixty (60) days notice in writing of its intention to so surrender, let expire or abandon and shall, if requested to do so by Avere, assign to Avere such Properties being surrendered, expiring or abandoned, free of any encumbrances suffered by, through or under Lani, in which event Avere shall have the option if it so desires to purchase any casing and other equipment in any well or wells that may be situated thereon at the prevailing market price for second hand material of like quality and kind.

8.3. Preferential Right to Purchase. Should either Party desire to sell or convey all or any part of its interest in and to this Agreement ("**Selling Party**"), such Party shall first offer to the other Party ("**Non-Selling Party**") the opportunity to purchase such interest. If the Non-Selling Party elects to purchase the interest, the Parties hereto agree to negotiate in good faith for the purchase and sale of the interest. In the event the Non-Selling Party elects not to purchase the interest, the Selling Party shall have the right to sell its interest to a third party. If Lani is the Selling Party, Avere shall have the right in its sole discretion to appoint the operator for the Properties, notwithstanding anything to the contrary in this Agreement or the JOA. The Selling Party shall request consent, and the Non-Selling Party shall not unreasonably withhold consent, for the sale; when requesting consent, the Selling Party will provide the names and addresses of the intended assignees and the interest to be assigned to each. Once the conveyance of properties has been finalized, the Selling Party must provide the Non-Selling Party with a recorded copy of said conveyance within sixty (60) days of execution of said conveyance. The party purchasing the Selling Party's interest shall be bound by the provisions of this Section 8.3 and the Agreement.

## ARTICLE IX
## DEFAULT

9.1 Default. If a Party fails to comply with any provisions of this Agreement ("**Breaching Party**"), the other Party ("**Aggrieved Party**") may at any time notify the Breaching Party in writing giving the particulars concerning such noncompliance, whereupon the Breaching Party will have thirty (30) days after receipt of such notice to satisfy Aggrieved Party that it is in compliance with all the terms and provisions hereof. In the event of a failure by a Breaching Party to demonstrate compliance and reply to the Aggrieved Party's notice within the thirty (30) day time period, the Aggrieved Party will be automatically excused from its obligations under this Agreement, without incurring any liability to the Breaching Party. The Aggrieved Party shall not be deemed to have waived or otherwise be precluded from exercising any other rights or remedies, at law, or in equity, or under this Agreement, which it may have in connection with the Breaching Party's failure to perform under this Agreement in whole or in part. If Lani fails to cure a

default, Avere shall have the option to appoint itself or any third party as operator of the Properties.

## ARTICLE X
## ADDITIONAL ITEMS

10.1 Effect of Agreement. The said terms, covenants and conditions contained herein shall be covenants running with the Properties covered hereby and with each transfer or assignment of said Properties. This Agreement is not intended to create and nothing contained herein shall be construed to create an association, trust, joint venture, mining partnership, or other partnership or entity of any kind, nor to constitute a Party as the agent of the other Party.

10.2 Application of Laws. Lani agrees to abide with all valid, applicable federal, state and local laws, rules, orders and regulations of any duly constituted federal, state or local regulatory body or authority having jurisdiction thereof and all development and operations hereunder shall be conducted in conformity therewith. Lani also warrants and agrees to conduct all activities under this Agreement in compliance with all certificates, authorizations, permits or licenses issued to Lani or Avere for activities to be performed hereunder.

10.3 Term. This Agreement shall remain in effect so long as one or more oil and gas leases within the Properties remain or are continued in force and effect, whether by production, extension, renewal or otherwise.

10.4 Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties. Each of the Parties hereto (a) agrees that any action arising out of or relating to this Agreement shall be brought solely in the State of California, (b) submits to the jurisdiction of the United States District Court for the Central District of California and of the Kern County Superior Court and (c) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any working interests). Nothing in this Agreement, express or implied, is intended to confer upon any

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party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.7 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be conclusively deemed to have been duly given (a) when hand delivered to the other parties; (b) three ~~days~~ business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other parties; or (c) the next business day after deposit with a national overnight delivery service, delivery fees prepaid, addressed to the other parties with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. In order to be effective, all written notices must be sent concurrently by electronic transmission, either by mail facsimile transmission to the other parties. All notices, requests, waivers and other communications made pursuant to this Agreement shall be addressed to a Party at its address as set forth in the first paragraph of this Agreement. A Party may change or supplement their addresses, or designate additional addresses, by giving the other Party written notice of the new address in the manner set forth above.

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10.8 Expenses. Each Party shall pay its own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Joint Operating Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.10 Construction. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

10.11 Entire Agreement; Conflicts Between Documents. This Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. In case of a conflict between this Agreement, on the one hand, and LOI or JOA, on the other hand, this Agreement will govern.

10.12 Acknowledgment. Each Party to this Agreement acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

10.13 Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of the Parties made pursuant to this Agreement shall survive, remain in effect and be enforceable, upon and after (i) the execution and delivery of this Agreement, (ii) the Review Date and (iii) the termination of this Agreement.

10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed copy of this Agreement may be delivered by facsimile or electronic means.

IN WITNESS WHEREOF, the undersigned have caused this Farm-In Agreement to be duly executed as of the Effective Date hereinabove written.

**LANI, LLC**

By: ______________________
Donald Boyd
Managing Member

**AVERE ENERGY CORP.**

By: ______________________
Gregory Renwick
President